[Charles Webb & Company Letterhead]

                                 April 27, 1999


Mr. R. Donn Roberts
President & Chief Executive Officer
Mutual Federal Savings Bank
110 E. Charles Street
Muncie, Indiana  47305

Dear Mr. Roberts:

     This proposal is in connection with Mutual Federal Savings Bank's (the "Bank") intention to acquire a stock financial institution (the "Acquisition") and in connection therewith convert from a mutual to a capital stock form of organization (the "Conversion"). In order to effect the Conversion, it is contemplated that all of the Bank's common stock to be outstanding pursuant to the Conversion will be issued to a holding company (the "Company") to be formed by the Bank, and that the Company will offer and sell shares of its common stock first to eligible persons (pursuant to the Bank's Plan of Conversion) in a Subscription and Community Offering. In order to effect the Acquisition, it is contemplated that the Company will issue cash, its stock, or a combination thereof, immediately following the Conversion.

     Charles Webb & Company ("Webb"), a Division of Keefe, Bruyette and Woods, Inc. ("KBW"), will act as the Bank's and the Company's financial advisor and marketing agent in connection with the Acquisition/Conversion. This letter sets forth selected terms and conditions of our engagement.

     1. Merger & Acquisition Services. As the Bank's and Company's financial advisor, Webb will perform the following services:

          (a) prepare a summary of recent merger and acquisition trends in the financial services industry, including tactics employed by others and typical terms and values applied;

     (b) advise the Bank as to the structure and form of a proposed Acquisition Transaction;

     (c) make presentations to the Board of Directors about the Acquisition Transaction;

     (d) perform financial analyses of the Bank and prospective Target in the context of a possible Acquisition Transaction;

     (e) counsel the Bank as to strategy and tactics for initiating discussions and negotiations with the prospective Target and participate in such discussions and negotiations;

     (f) coordinate and participate in (i) initial discussions between the Bank and prospective Target and (ii) "due diligence" investigations of Bank and prospective Target;

     (g) assuming an agreement in principle is reached for a Transaction, assist you in negotiating a letter of intent, memorandum of understanding and a definitive acquisition agreement;

     (h) assist the Bank in any proceedings relating to regulatory approvals required for a Transaction;

     (i) if requested by the Bank, rendering an opinion at the time of execution of an agreement and an update of such opinion as of the date of mailing the proxy statement ("Opinion") as to whether or not the consideration to be paid in a proposed Transaction is fair to the Company from a financial point of view: and

     (j) render such other financial advisory and investment banking services as are customary in such engagements and as may be agreed upon by Webb and the Bank.

     2. Conversion/Advisory Services. As the Bank's and Company's financial advisor and marketing agent, Webb will provide the Bank and the Company with a comprehensive program of conversion services designed to promote an orderly, efficient, cost-effective and long-term stock distribution. Webb will provide financial and logistical advice to the Bank and the Company concerning the offering and related issues. Webb will assist the Bank and provide conversion enhancement services intended to maximize stock sales in the Subscription Offering and to residents of the Bank's market area, if necessary, in the Community Offering.

     Webb shall provide financial advisory services to the Bank which are typical in connection with an equity offering and include, but are not limited to, overall financial analysis of the Bank with a focus on identifying factors which impact the valuation of the common stock and provide the appropriate recommendations for the betterment of the equity valuation.

     Additionally, post conversion financial advisory services will include advice on shareholder relations, NASDAQ listing, dividend policy (for both regular and special dividends), stock repurchase strategy and communication with market makers. Prior to the closing of the offering, Webb shall furnish to client a Post-Conversion reference manual which will include specifics relative to these items. (The nature of the services to be provided by Webb as the Bank's and the Company's financial advisor and marketing agent are further described in Exhibit A attached hereto.)

     3. Due Diligence Review. Prior to filing the Registration Statement, Acquisition Application and Application for Conversion or any offering or other documents naming Webb as the Bank's and the Company's financial advisor and marketing agent, Webb and their representatives will undertake substantial investigations to learn about the Bank's and the Target's business and operations ("due diligence review") in order to confirm information provided to us and to evaluate information to be contained in the Bank's and/or the Company's offering documents. The Bank agrees that it will make available to Webb all relevant information, whether or not publicly available, which Webb reasonably requests, and will permit Webb to discuss with management the operations and prospects of the Bank. Webb will treat all material non-public information as confidential. The Bank acknowledges that Webb will rely upon the accuracy and completeness of all information received from the Bank, its officers, directors, employees, agents and representatives, accountants and counsel including this letter to serve as the Bank's and the Company's financial advisor and marketing agent.

     4. Regulatory Filings. The Bank and/or the Company will cause appropriate offering documents to be filed with all regulatory agencies including, the
Securities and Exchange Commission ("SEC"), the National Association of Securities Dealers ("NASD"), Federal Deposit Insurance Corporation ("FDIC"), Office of Thrift Supervision ("OTS") and such state securities commissioners as may be determined by the Bank.

     5. Agency Agreement. The specific terms of the conversion services, conversion offering enhancement and syndicated offering services contemplated in this letter shall be set forth in an Agency Agreement between Webb and the Bank and the Company to be executed prior to commencement of the offering, and dated the date that the Company's Prospectus is declared effective and/or authorized to be disseminated by the appropriate regulatory agencies, the SEC, the NASD, the OTS, the FDIC, and such state securities commissioners and other regulatory agencies as required by applicable law.

     6. Representations, Warranties and Covenants. The Agency Agreement will provide for customary representations, warranties and covenants by the Bank and Webb. Further the Bank and Webb agree to the mutual indemnification and contribution provisions set forth in Exhibit B, which shall also be set forth in the Agency Agreement.

     7. Fees. For the services hereunder, the Bank and/or Company shall pay the following fees to Webb at closing unless stated otherwise:

          (a) A Management Fee of $40,000 payable in four consecutive monthly installments of $10,000 commencing with the signing of this letter. Such fees shall be deemed to have been earned when due. Should the Acquisition or Conversion be terminated for any reason not attributable to the action or inaction of Webb, Webb shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred.

          (b) With respect to the Acquisition Transaction, a Success Fee of 0.50% of the total fair market value of any securities issued and any non-cash and cash consideration paid as of the closing of the Acquisition Transaction, including any amounts paid by the Company or the Target to any stock benefit plans maintained by the Target or an affiliate or paid to any holders of any options or stock appreciation rights granted by the Target, whether or not vested, provided that for purposes of determining the amounts paid with respect to such options or appreciation rights, as the case may be, which remain unexercised immediately prior to the closing of the subject Transaction, the amount paid with respect to such stock options or appreciation rights, shall be deemed to equal the difference between the aggregate fair market value of the common stock underlying such options and rights and the aggregate exercise price of such options and rights. The Acquisition Success Fee shall be due and payable at the closing of such Acquisition. In the event this transaction occurs in the first year of this agreement, the Management Fee in 7 (a) will be deducted from the total Success Fee in this section.

          (c ) For delivery of a fairness opinion pursuant to an Acquisition Transaction, Webb shall receive a fee of $25,000, payable upon the issuance of the fairness opinion to the Board at the time the definitive agreement is signed; provided that such fee shall be deemed earned at the time of the events described whether or not a Transaction is eventually consummated. (Such fairness opinion fees shall be deducted from amount due under 7 (a) above.)

          (d) With respect to the Conversion, a Success Fee of 1.35% of the aggregate Purchase Price of Common Stock sold in the conversion, excluding shares purchased by the Bank's officers, directors, or employees (or members of their immediate families) plus any ESOP, tax-qualified or stock based compensation plans (except IRA's) or similar plan created by the Bank for some or all of its directors or employees.

          (e) As an alternative to section 7 (d) a fixed Success Fee of $725,000 may be selected.

          (f) If any shares of the Company's stock remain available after the subscription offering, at the request of the Bank, Webb will seek to form a syndicate of registered broker-dealers to assist in the sale of such common stock on a best efforts basis, subject to the terms and conditions set forth in the selected dealers agreement. Webb will endeavor to distribute the common stock among dealers in a fashion which best meets the distribution objectives of the Bank and the Plan of Conversion. Webb will be paid a fee not to exceed 5.5% of the aggregate Purchase Price of the shares of common stock sold by them. Webb will pass onto selected broker-dealers, who assist in the syndicated community, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases effected with the assistance of a broker/dealer other than Webb shall be transmitted by Webb to such broker/dealer. The decision to utilize selected broker-dealers will be made by the Bank upon consultation with Webb. In the event, with respect to any stock purchases, fees are paid pursuant to this subparagraph 7(f), such fees shall be in lieu of, and not in addition to, payment pursuant to subparagraph 7(a) and 7(d).

          (g) Financial Advisory Fees with respect to the preliminary acquisition analysis will be paid to Webb. The fees will be based on an hourly rate with a total annual maximum amount paid under this section not to exceed $10,000 without prior approval of the Bank. Any fees paid under this section will be applied against the fees described under Section 7(b) in the event an acquisition is consummated.

     Notwithstanding  anything  to the  contrary,  the  fees  set  forth in this section 7(a) through 7(g) shall not be deemed earned by Webb or payable by the Bank unless and until such time as the Board of Directors of the Bank shall have adopted a Plan of Conversion and a definitive agreement relating to an Acquisition Transaction.

     For purposes of Paragraph 7 (b) above, "total fair market value" of securities and non-cash consideration shall have the following meaning: (i) in the case of an exchange of common stock in a transaction in which the number of shares of the Company to be received by the shareholders of Target will vary in a manner designed to produce a fixed value to be received in exchange for each share of Target, the "total fair market value" shall mean the maximum number of shares of Company stock to be exchanged in such transaction, multiplied by the value per share specified in the agreement between Company and the Target; (ii) in the case of an exchange of common stock in a transaction in which the number of shares of the Company to be received in exchange for each share of the Target is fixed and the value of such shares may vary, the "total fair market value" shall mean the per share price of the Company's stock as sold in the conversion, multiplied by the maximum number of shares of common stock of the Company issuable upon conversion of Target's common stock in the transaction.

     8. Additional Services. Webb further agrees to provide financial advisory assistance to the Company and the Bank for a period of one year following completion of the Conversion, including formation of a dividend policy and share repurchase program, assistance with shareholder reporting and shareholder relations matters, general advice on mergers and acquisitions and other related financial matters, without the payment by the Company and the Bank of any fees in addition to those set forth in Section 7 hereof. Nothing in this Agreement shall require the Company and the Bank to obtain such services from Webb. Following this initial one year term, if both parties wish to continue the relationship, a fee will be negotiated and an agreement entered into at that time.

     9. Expenses. The Bank will bear those expenses of the proposed offering customarily borne by issuers, including, without limitation, regulatory filing fees, SEC, "Blue Sky," and NASD filing and registration fees; the fees of the Bank's accountants, attorneys, appraiser, transfer agent and registrar, printing, mailing and marketing, conversion agent fees and syndicate expenses associated with the Conversion; the fees set forth in Section 7; and fees for "Blue Sky" legal work. If Webb incurs expenses on behalf of the Bank for any of the aforementioned matters, the Bank will reimburse Webb for such expenses.

     Webb shall be reimbursed for reasonable out-of-pocket expenses, including costs of travel, meals and lodging, photocopying, telephone, facsimile and couriers and expenses of their counsel. Reimbursement of Webb's total out-of-pocket expenses shall not exceed $50,000, of which $40,000 shall be for legal fees, without the prior consent of the Bank.

     10. Conditions. Webb's willingness and obligation to proceed hereunder shall be subject to, among other things, satisfaction of the following conditions in Webb's opinion, which opinion shall have been formed in good faith by Webb after reasonable determination and consideration of all relevant factors: (a) legally sufficient disclosure of all relevant material, financial and other information in the disclosure documents; (b) no material adverse change in the condition or operations of the Bank subsequent to the execution of the agreement; and (c) no adverse market conditions at the time of offering which in Webb's opinion make the sale of the shares by the Company inadvisable.

     11. Preparation of Acquisition/Stock Offering Documents. The Bank, the Company and their counsel will draft the Acquisition Agreement, Application for Acquisition, Registration Statement, Application for Conversion, Prospectus and other documents to be used in connection with the Conversion and Acquisition. Webb will attend meetings to review these documents and advise you on their form and content. Webb and its counsel will draft appropriate agency agreement and related documents as well as marketing materials other than the Prospectus.

     12. Benefit. This Agreement shall inure to the benefit of the parties hereto and their respective successors and to the parties indemnified pursuant to the terms and conditions of the Agency Agreement and their successors, and the obligations and liabilities assumed hereunder by the parties hereto shall be binding upon their respective successors provided, however, that this Agreement shall not be assignable by Webb.

     13. Definitive Agreement. This letter reflects Webb's present intention of proceeding to work with the Bank on its proposed Acquisition and Conversion. It does not create a binding obligation on the part of the Bank, the Company or Webb except as to the agreement to maintain the confidentiality of non-public information set forth in Section 3, the payment of certain fees as set forth in
Section 7 and the assumption of expenses as set forth in Section 9, and the mutual indemnification provisions set forth in Exhibit B, all of which shall constitute the binding obligations of the parties hereto and which shall survive the termination of this Agreement or the completion of the services furnished hereunder and shall remain operative and in full force and effect. You further acknowledge that any report or analysis rendered by Webb pursuant to this engagement is rendered for use solely by the management of the Bank and its agents in connection with the Acquisition or the Conversion. Accordingly, you agree that you will not provide any such information to any other person without our prior written consent.

     Webb acknowledges that in offering the Company's stock no person will be authorized to give any information or to make any representation not contained in the offering prospectus and related offering materials filed as part of a registration statement to be declared effective in connection with the offering. Accordingly, Webb agrees that in connection with the offering it will not give any unauthorized information or make any unauthorized representation. We will be pleased to elaborate on any of the matters discussed in this letter at your convenience.

     If the foregoing correctly sets forth our mutual understanding, please so indicate by selecting either the variable 7(d) or fixed (e) fee structure by encircling the appropriate selection and then signing and returning the original copy of this letter to the undersigned.

                                       Very truly yours,

                                       CHARLES WEBB & COMPANY,
                                       A DIVISION OF KEEFE, BRUYETTE
                                         & WOODS, INC.


                                       By: /s/ Charles R. Webb
                                           -------------------------------------
                                           Charles R. Webb
                                           President and Chief Executive Officer

MUTUAL FEDERAL SAVINGS BANK

By: /s/ R. Donn Roberts                           Date: May 26, 1999
    -------------------------------------               -------------
    R. Donn Roberts
    President and Chief Executive Officer

                                    EXHIBIT A

                          CONVERSION SERVICES PROPOSAL
                         TO MUTUAL FEDERAL SAVINGS BANK



     Charles Webb & Company provides thrift institutions converting from mutual to stock form of ownership with a comprehensive program of conversion services designed to promote an orderly, efficient, cost-effective and long-term stock distribution. The following list is representative of the conversion services, if appropriate, we propose to perform on behalf of the Bank.

General Services
----------------

     Assist management and legal counsel with the design of the transaction structure.

     Analyze and make recommendations on bids from printing, transfer agent, and appraisal firms.

     Assist officers and directors in obtaining bank loans to purchase stock, if requested.

     Assist in drafting and distribution of press releases as required or appropriate.

Conversion Offering Enhancement Services
----------------------------------------

     Establish  and  manage  Stock   Information   Center  at  the  Bank.  Stock
Information Center personnel will track prospective investors; record stock orders; mail order confirmations; provide the Bank's senior management with daily reports; answer customer inquiries; and handle special situations as they arise.

     Assign Webb's personnel to be at the Bank through completion of the Subscription and Community Offerings to manage the Stock Information Center. If so desired by the Bank, Webb's personnel will also meet with prospective shareholders at individual and community information meetings, solicit local investor interest through a tele-marketing campaign, answer inquiries, and otherwise assist in the sale of stock in the Subscription and Community Offerings. This effort will be lead by a Principal of Webb/KBW.

     Provide proxy solicitation, member vote tabulation and act as inspector of election at the special meeting of members.

     Create target investor list based upon review of the Bank's depositor base.

     Provide intensive financial and marketing input for drafting of the prospectus.

----------------------------------------------------

     Prepare other marketing materials, including prospecting letters and brochures, and media advertisements.

     Arrange logistics of community information meeting(s) as required.

     Prepare audio-visual presentation by senior management for community information meeting(s).

     Prepare management for question-and-answer period at community information meeting(s).

     Attend and address community information meeting(s) and be available to answer questions.

Broker-Assisted Sales Services.
--------------------------------

     Arrange for broker information meeting(s) as required.

     Prepare audio-visual presentation for broker information meeting(s).

     Prepare script for presentation by senior management at broker information meeting(s).

     Prepare management for question-and-answer period at broker information meeting(s).

     Attend and address broker information meeting(s) and be available to answer questions.

     Produce confidential broker memorandum to assist participating brokers in selling the Bank's common stock.

Aftermarket Support Services.
-----------------------------

     Webb, through Keefe, Bruyette & Woods, Inc., will provide market making and on-going research of the Company. In addition, Webb will use its best efforts to secure a commitment from at least one additional NASD firm to provide market making services.

Conversion Agent Services.
--------------------------

     Webb will utilize the services of Crowe, Chizek & Company for aggregation of accounts. The services provided will be a part of a separate agreement between the Bank and Crowe Chizek.

                                    EXHIBIT B

Section 1.  Indemnification.
            ----------------

     (a) The Holding Company and the Bank agree to indemnify and hold harmless Webb (also referred herein as the "Agent"), its officers, directors, agents, servants and employees and each person, if any, who controls the Agent within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses), joint or several, that the Agent or any of them may suffer or to which the Agent and any such persons may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Agent and any such persons upon written demand for any reasonable expenses (including fees and disbursements of counsel) incurred by the Agent or any of them in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), preliminary or final Prospectus (or any amendment or supplement thereto), any regulatory application ("Application"), or any blue sky application or other instrument or document of the Holding Company or the Bank or based upon written information supplied by the Holding Company or the Bank filed in any state or jurisdiction to register or qualify any or all of the Shares under the securities laws thereof (collectively, the "Blue Sky Application"), or any application or other document, advertisement, or communication ("Sales Information") prepared, made or executed by or on behalf of the Holding Company or the Bank with its consent or based upon written information furnished by or on behalf of the Holding Company or the Bank, whether or not filed in any jurisdiction in order to qualify or register the Shares under the securities laws thereof; (ii) arise out of or based upon the omission or alleged omission to state in any of the foregoing documents or information, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (iii) arise from any theory of liability whatsoever relating to or arising from or based upon the Registration Statement (or any amendment or supplement thereto), preliminary or final Prospectus (or any amendment or supplement thereto), the Application, any Blue Sky Application or Sales Information or other documentation distributed in connection with the transactions contemplated by this letter agreement (the "Transactions") or relating to or arising from the Transactions contemplated hereby or any action of the Agent acting as agent of the Holding Company or the Bank pursuant to this Agreement; provided, however, that no indemnification is required under this paragraph (a) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue material statements or alleged untrue material statements in, or material omission or alleged material omission from, the Registration Statement (or any amendment or supplement thereto) or the preliminary or final Prospectus (or any amendment or supplement thereto) the Application, the Blue Sky Application or Sales Information or other documentation distributed in connection with the Transactions made in reliance upon and in conformity with written information furnished to the Holding Company or the Bank by the Agent with respect to the Agent expressly for use in the

Registration Statement (or any amendment or supplement thereto) or Prospectus (or any amendment or supplement thereto) under the caption "The Conversion - Marketing Arrangements" therein. Provided further, that the Holding Company and the Bank will not be responsible for any loss, liability, claim, damage or expense to the extent they result primarily from actions taken or omitted to be taken by the Agent in bad faith or from the Agent's gross negligence, and the Agent agrees to repay to the Holding Company any amounts advanced by it to the Agent in connection with matters as to which the Agent are found not to be entitled to indemnification hereunder. Notwithstanding the foregoing, the indemnification provided for in this paragraph (a) shall not apply to the Bank to the extent that such indemnification by the Bank would constitute a covered transaction under Section 23A of the Federal Reserve Act.

     (b) The Agent agrees to indemnify and hold harmless the Holding Company and Bank, their directors and officers, agents, servants and employees and each person, if any, who controls the Holding Company and Bank within the meaning of
Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses), joint or several which they, or any of them, in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) (i) to the extent they result primarily from actions taken or omitted to be taken by the Agent in bad faith or from the Agent's gross negligence, or (ii) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment of supplement thereto), the Application, the Holding Company Application or any Blue Sky Application or Sales Information or are based upon the omission or alleged omission to state in any of the foregoing documents a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Agent's obligations under this Section 1(b)(ii) shall exist only if and only to the extent that such untrue statement or alleged untrue statement was made in, or such material fact or alleged material fact was omitted from, the Registration Statement (or any amendment or supplement thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Holding Company by the Agent expressly for use under the caption "The Conversion - Marketing Arrangements" therein.

     (c) Each indemnified party shall give prompt written notice to each indemnifying party of any action, proceeding, claim (whether commenced or threatened), or suit instituted against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have on account of this Section 1 or otherwise. An indemnifying party may participate at its own expense in the defense of such action. In addition, if it so elects within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume defense of such action with counsel chosen by it and approved by the indemnified parties that are defendants in such action, unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them that are different from or in addition to those available to such indemnifying party. If an indemnifying party assumes the defense of such action, the indemnifying parties shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action, proceeding or claim, other than reasonable costs of investigation. In no event shall the indemnifying parties be liable for the fees and expenses of more than one separate firm of attorneys (and any special counsel that said firm may retain) for all indemnified parties in connection with any one action, proceeding or claim or separate but similar or related actions, proceedings or claims in the same jurisdiction arising out of the same general allegations or circumstances.

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

     (d) The agreements contained in this Section 1 and in Section 2 hereof shall remain operative and in full force and effect regardless of: (i) any investigation made by or on behalf of the Agent or its officers, directors or controlling persons, agents or employees or by or on behalf of the Holding Company or the Bank or any officers, directors or controlling persons, agents or employees of the Holding Company or the Bank or any controlling person, director or officer of the Holding Company or the Bank; (ii) delivery of and payment hereunder for the Shares; or (iii) any termination of this Agreement.

Section 2.  Contribution.
            -------------

     (a) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 1 is due in accordance with its terms but is for any reason held by a court to be unavailable from the Holding Company and the Bank, or the Agent, as the case may be, the Holding Company and the Bank, or the Agent, as the case may be, shall contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses incurred in connection therewith and any amount paid in settlement of any action, suit or proceeding of any claims asserted, but after deducting any contribution received by the Holding Company and the Bank or the Agent, as the case may be from persons other than the other party thereto, who may also be liable for contribution) in such proportion so that the Agent is responsible for that portion represented by the percentage that the fees paid to the Agent pursuant to this Agreement (not including expenses) bears to the gross proceeds received by the Holding Company from the sale of the Shares in the Subscription and Community Offering and the Holding Company and the Bank shall be responsible for the balance. If, however, the allocation provided above is not permitted by applicable law or if the indemnified party failed to give the notice required under Section 1 above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault of the Holding Company and the Bank on the one hand and the Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions, proceedings or claims in respect thereof), but also the relative benefits received by the Holding

Company and Bank on the one hand and the Agent on the other from the offering, as well as any other relevant equitable considerations. The relative benefits received by the Holding Company and the Bank on the one hand and the Agent on the other shall be deemed to be in the same proportion as the total gross proceeds from the Subscription and Community Offering (before deducting expenses) received by the Holding Company bear to the total fees (not including expenses) received by the Agent. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Holding Company and/or the Bank on the one hand or the Agent on the other and the parties relative intent, good faith, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Holding Company and the Agent agree that it would not be just and equitable if contribution pursuant to this Section 2 were determined by pro-rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 2. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or action, proceedings or claims in respect thereof) referred to above in this Section 2 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. It is expressly agreed that the Agent shall not be liable for any loss, liability, claim, damage or expense or be required to contribute any amount which in the aggregate exceeds the amount paid (excluding reimbursable expenses) to the Agent under this Agreement. It is understood that the above-stated limitation on the Agent's liability is essential to the Agent and that the Agent would not have entered into this Agreement if such limitation had not been agreed to by the parties to this Agreement. No person found guilty of any fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933
Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation. The obligations of the Holding Company, the Bank, and the Agent under this Section 2 and under Section 1 shall be in addition to any liability which the Holding Company, the Bank, and the Agent may otherwise have. For purposes of this Section 2, each of the Agent's, the Holding Company's and the Bank's officers and directors and each person, if any, who controls the Agent or the Holding Company and the Bank within the meaning of the 1933 Act and the 1934 Act shall have the same rights to contribution as the Holding Company, the Bank and the Agent. Any party entitled to contribution, promptly after receipt of notice of commencement of any action, suit, claim or proceeding against such party in respect of which a claim for contribution may be made against another party under this Section 2, will notify such party from whom contribution may be sought, but the omission to so notify such party shall not relive the party from whom contribution may be sought from any other obligation it may have hereunder or otherwise than under this Section 2.

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